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                                                                 EXHIBIT 3.1(B)

                           CERTIFICATE OF AMENDMENT
                           ------------------------

                                      TO
                                      --

                         CERTIFICATE OF INCORPORATION
                         ----------------------------

                                      OF
                                      --

                              FOUNTAIN VIEW, INC.
                              -------------------



     IT IS HEREBY CERTIFIED THAT:

     1. The name of the Corporation is Fountain View, Inc. (hereinafter, the "Corporation").
------------

     2. The Certificate of Incorporation of the Corporation is hereby amended as follows:

          2.1. Section 4.2 of Article 4 is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

          "4.2  Common Stock.  Upon any liquidation, dissolution or winding up
                ------------
          of the Corporation, whether voluntary or involuntary, after payment in full of the Liquidation Value of the Series A Preferred Stock and the liquidation value of any other series of Preferred Stock which may from time to time come into existence, the assets available for distribution to the holders of Common Stock shall be distributed ratably among the holders of (a) the Series A Common Stock and the Series B Common Stock, on the one hand, and (b) the holders of the Series C Common Stock, on the other, based on the relative number of shares of Common Stock outstanding and held by such holders, provided that for all purposes of this Section 4.2 the aggregate number of outstanding shares of Series A Common Stock and Series B Common Stock shall be deemed to be the number of shares of Series A Common Stock
                                                        --------
          and Series B Common Stock then outstanding plus the number of shares
                                                     ----
          of Series B Common Stock previously outstanding but forfeited pursuant to Article II of the Stockholders Agreement dated as of March 27, 1998 by and among the Corporation, Robert Snukal, Sheila Snukal, William Scott, Heritage Fund II, L.P. and certain other parties, as amended from time to time."
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          2.2.  Section 5 of Article 4 is hereby amended by inserting after
Section 5.2 a new Section 5.3, as follows:

          "5.3  Mandatory Redemption.
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          (a)  The Corporation shall, on the first business day following May 1,
2010 (or, if the Corporation's 11 1/4% Senior Subordinated Notes due 2008 have not then been paid in full, immediately after the date on which such Notes have been paid in full), redeem all shares of Series A Preferred Stock then outstanding, out of funds legally available therefor, at a price per share equal to the Liquidation Value as of the date of redemption. Such redemption shall be made by paying such amount to the record holders of the Series A Preferred Stock and shall be accompanied by written notice specifying the number of shares that are being redeemed from each holder. In the event the funds legally available to redeem shares of Series A Preferred Stock are insufficient to redeem all of the outstanding shares of Series A Preferred Stock, the Corporation shall redeem the maximum number of shares of Series A Preferred Stock that the Corporation has funds legally available therefor on a pro rata basis among the holders of Series A Preferred Stock and shall quarterly thereafter redeem the maximum number of shares of Series A Preferred Stock that the Corporation has funds legally available therefor on a pro rata basis among the holders of Series A Preferred Stock, at the then applicable Liquidation Value. All such redemptions shall be pro rata among the holders of Series A Preferred Stock.

          (b) Promptly after each record holder of Series A Preferred Stock has received payment of the Liquidation Value thereof pursuant to this Section 5.3, such holder shall surrender certificates evidencing the Series A Preferred Stock so redeemed, and shall thereupon be entitled to receive a replacement certificate for any shares not redeemed.

          (c) After any payment under this Section, the redeemed shares shall be canceled on the Corporation's records and shall cease to be outstanding."


     3. That such amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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     The foregoing Certificate of Amendment has been signed and attested as of
April 30, 1998.


                                    /s/ Robert Snukal
                                    ---------------------------
                                    Robert Snukal, President

ATTEST:

/s/ Sheila Snukal
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Sheila Snukal, Secretary

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